As filed with the Securities and Exchange Commission on January 17, 2008.

Registration No. 333-138709

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6

To

Form F-10

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MINEFINDERS CORPORATION LTD.
(Exact name of Registrant as specified in its charter)

Ontario (Province or Other Jurisdiction of Incorporation or Organization)	1000 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Suite 2288-1177, West Hastings Street
Vancouver, British Columbia
Canada V6E 2K3
(604) 687-6263
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Corporation Service Company
1133 Avenue of the Americas, Suite 3100
New York, New York 10036-6710
1 (800) 927-9800
(Name, Address (Including Zip Code) and Telephone Number (Including Area Code)
of Agent for Service in the United States)

Copies to:

Mark H. Bailey Minefinders Corporation Ltd. Suite 2288-1177, West Hastings Street, Vancouver, British Columbia, Canada V6E 2K3 Telephone: (604) 687-6263	Kenneth Sam Jason K. Brenkert Dorsey & Whitney LLP 370 Seventeenth Street, Suite 4700 Denver, Colorado 80202 Telephone: (303) 629-3445	Maurice Swan Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street, Toronto, Ontario, Canada M5L 1B9 Telephone: (416) 869-5500

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) onat (designate a time not sooner than 7 calendar days after filing).
2.	☐

pursuant to Rule 467(b) on    (date) at        (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on        (date).

3.	☒

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

                The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

Explanatory Note: The Registrant is filing this post-effective amendment to its registration statement on Form F-10, previously filed with the Securities and Exchange Commission on November 15, 2006, as amended November 29, 2006, February 20, 2007, April 19, 2007, June 20, 2007, and December 21, 2007 to supplement the Electing Holder list attached to the Canadian Short Form Base Shelf Prospectus as Schedule A to reflect an amendment to the Canadian Short Form Base Shelf Prospectus filed with the British Columbia Securities Commission concurrently herewith. No other information in this registration statement on Form F-10, as last amended December 21, 2007, is being altered, amended, or otherwise changed or updated through this post-effective amendment.

The supplemental table in this amendment sets forth the proper name of an Electing Holder which was previously misnamed in the post-effective amendment filed on December 21, 2007 and the principal amount of notes beneficially owned by such Electing Holder that may be offered under this prospectus. Riva Ridge Master Fund, Ltd. was previously misnamed in in the post-effective amendment dated December 21, 2007, as Riva Ridge Capital Management LP. This Amendment hereby replaces Riva Ridge Capital Management LP with Riva Ridge Master Fund, Ltd. in all respects regarding the 687,500 principal amount of Notes held. Riva Capital Management LP disavows any beneficial ownership of Notes.

The supplemental table in this amendment also contains the names of Electing Holders which were previously named in the post-effective amendment filed on December 21, 2007. Specifically, both Mariner Opportunities Fund, LP and Mariner LDC were previously named in the post-effective amendment filed on December 21, 2007. The principal amount of notes beneficially owned by such Electing Holders is as stated in this amendment and should not be construed as an additional principal amount to the amount stated in the amendment dated December 21, 2007.

SUPPLEMENT TO SCHEDULE A

The table below supplements the table set forth in Schedule A, included in Amendment No. 1 to the Prospectus, dated February 20, 2007 and as supplemented by Amendment No. 2 to the Prospectus, dated April 19, 2007, Amendment No. 3 to the Prospectus, dated June 20, 2007. The supplemental table in this amendment sets forth names of Electing Holders and the principal amount of notes beneficially owned by such Electing Holders that may be offered under this prospectus. We have prepared the table below based on the information given to us by the Electing Holders on or prior to January 15, 2008.

Unless otherwise disclosed, no Electing Holder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The Electing Holders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information is presented in the table. Because the Electing Holders may offer all or some of their notes from time to time, we cannot estimate the amount of the notes that will be held by the Electing Holders upon the termination of any particular offering.

Only Electing Holders identified below who beneficially own the notes set forth opposite each such holder’s name in the table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the notes by any holder not identified below, the registration statement of which this prospectus forms a part will be amended or supplemented to set forth the name and aggregate amount of notes beneficially owned by the Electing Holder intending to sell such notes and the aggregate amount of notes to be offered. The prospectus, which will be a part of such amendment or supplement, will also disclose whether any Electing Holder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

Electing Holders	Principal Amount of Notes Held	% of Total Notes Outstanding
Mariner Opportunities Fund, LP	$750,000	0.88%
Riva Ridge Capital Management LP	687,500	0.81%
Mariner LDC	562,500	0.66%

Total	$2,000,000	2.35%

Purchaser’s Statutory Rights

The Securities Act (British Columbia) provides purchasers with the right to withdraw from an agreement to purchase the securities offered hereby within two business days after receipt, or deemed receipt, of a prospectus and any amendment and further provides a purchaser with remedies for rescission or damages where the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, but such remedies must be exercised by the purchaser within the time limits prescribed by the Securities Act (British Columbia). A purchaser should refer to the applicable provisions of the Securities Act (British Columbia) for the particulars of these rights or consult with a legal advisor.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on January 16, 2008.

MINEFINDERS CORPORATION LTD.

By:	/s/ Mark H. Bailey
Mark H. Bailey
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on January 16, 2008:

Signature	Title

/s/ Mark H. Bailey*	President, Chief Executive Officer and Director (Principal Executive Officer)
Mark H. Bailey

/s/ Greg Smith	Chief Financial Officer (Principal Financial and Accounting Officer)
Greg Smith

/s/ Robert Leclerc*	Director
Robert Leclerc

/s/ James M. Dawson*	Director
James M. Dawson

/s/ H. Leo King*	Director
H. Leo King

/s/ Anthony Luteijn*	Director
Anthony Luteijn

* - By:	/s/ Mark H. Bailey
Mark H. Bailey

Pursuant to powers of attorney executed by the persons named above whose signatures are marked by an asterisk, Mark H. Bailey, as attorney-in-fact, does hereby sign this amendment to the registration statement on behalf of each such person, in each case in the capacity indicated, on the date indicated.  Such powers of attorney were filed as a part of the signature block of the Registrant’s form F-10, filed with the Commission on November 15, 2006.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Registration Statement, solely in his capacity as the duly authorized representative of Minefinders Corporation Ltd. in the United States, in the State of Delaware, on January 16, 2008.

By:	MINEFINDERS (USA) Inc.

/s/ Mark H. Bailey

	Name:	Mark H. Bailey
	Title:	President